LIVING 3D HOLDINGS LTD

CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Index to Financial Statements

Page (s)
Report of Independent Registered Public Accounting Firm	F-2

Financial Statements:
Balance Sheets - December 31, 2012 and 2011	F-3

Statements of Operations for the Years Ended December 31, 2012 and 2011 and from June 23, 2008 (inception) to December 31, 2012	F-4

Statement of Changes in Stockholders’ Equity for the Years Ended December 31, 2012 and 2011 and from June 23, 2008 (inception) to December 31, 2012	F-5

Statements of Cash Flows for the Years Ended December 31, 2012 and 2011 and from June 23, 2008 (inception) to December 31, 2012	F-6

Notes to Financial Statements	F-7 to F-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Living 3D Holdings, Inc.
(A Development Stage Company)

We have audited the consolidated balance sheets of Living 3D Holdings, Inc. and its Subsidiaries (collectively, the "Company") as of December 31, 2012 and 2011, and the related consolidated statements of operations, consolidated statements of shareholders' equity (deficit) and consolidated statements of cash flows for the years then ended and for the period from June 23, 2008 (inception) to December 31, 2012. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the
Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for the years then ended and for the period from June 23, 2008 (inception) through December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has minimal revenue to date and is dependent upon obtaining adequate financing to fulfill its development activities. These factors raise substantial doubts about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MALONEBAILEY, LLP
www.malonebailey.com
Houston, Texas
April 15, 2013

Living 3D Holdings, Inc.
(A Development Stage Company)
Consolidated Balance Sheets
(Stated in US dollars)

	December 31, 2012	December 31, 2011
ASSETS
Current Assets
Cash and cash equivalents	$24,857	$96,881
Other current assets	33	33
Total Current Assets	24,890	96,914

TOTAL ASSETS	$24,890	$96,914

LIABILITIES & SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$18,756	$18,757
Accrued liabilities and other payable	534,355	56,515
Due to related party	184,807	120,418
Total Current Liabilities	737,918	195,690
TOTAL LIABILITIES	$737,918	$195,690

SHAREHOLDERS’ EQUITY (DEFICIT)

Preferred Stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	$-	$-
Common stock, $.001 par value, 90,000,000 shares authorized, 69,703,480 shares issued and outstanding at December 31, 2012 and December 31, 2011	69,704	69,704
Additional paid-in capital	(69,604)	(69,604)
Earnings (deficit) accumulated during the development stage	(713,128)	(98,876)
TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	(713,028)	(98,776)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$24,890	$96,914

The accompanying notes are an integrated part of these consolidated financial statements

Living 3D Holdings, Inc.
(A Development Stage Company)
Consolidated Statements of Operations and Comprehensive Income
(Stated in US dollars)
			From Inception (June 23, 2008) Through December 31,
	For the Years Ended December 31,		2012
	2012	2011

Revenue	$-	$21,237	$158,792
Cost of Revenue	-	18,756	118,753
Gross Profit	-	2,481	40,039

Operating Expenses
General and administrative expenses	615,279	121,127	754,278
Total Operating Expenses	615,279	121,127	754,278

Income (Loss) from Operations	(615,279)	(118,646)	(714,239)

Other income (expense)	1,027	(47)	1,111

Net Income (Loss)	$(614,252)	$(118,693)	$(713,128)

Basic and Diluted Earnings (Loss) per Common Share	(0.01)	(0.00)
Weighted Average Common Shares; Basic and Diluted	69,703,480	63,058,558

The accompanying notes are an integrated part of these consolidated financial statements

Living 3D Holdings, Inc.
(A Development Stage Company)
Consolidated Statement of Shareholders’ Equity (Deficit)
(Stated in US dollars)
	Common Stock		Additional Paid-in Capital	Earnings (Deficit) Accumulated During the Development Stage	Total Shareholders' Equity (Deficit)
	Shares	Amount
Balance as of June 23, 2008 (Date of Inception)	-	$-	$-	$-	$-
Issuance of common stock	62,590,880	62,591	(62,591)		-
Net loss for the period				(897)	(897)
Balance as of December 31, 2008	62,590,880	$62,591	$(62,591)	$(897)	$(897)
Net loss for the year				(3,200)	(3,200)
Balance as of December 31, 2009	62,590,880	$62,591	$(62,591)	$(4,097)	$(4,097)
Net income for the year				23,914	23,914
Balance as of December 31, 2010	62,590,880	$62,591	(62,591)	19,817	$19,817
Shares issued in reverse merger	7,112,600	7,113	(7,113)		-
Subscription receivable collected			100		100
Net loss for the year				(118,693)	(118,693)
Balance as of December 31, 2011	69,703,480	$69,704	(69,604)	(98,876)	$(98,776)
Net loss for the year				(614,252)	(614,252)
Balance as of December 31, 2012	69,703,480	$69,704	$(69,604)	$(713,128)	$(713,028)

The accompanying notes are an integrated part of these consolidated financial statements

Living 3D Holdings Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(Stated in US dollars)
			From Inception (June 23, 2008) Through December 31, 2012
	For the Years Ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(614,252)	$(118,693)	$(713,128)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:	-	-	-
Changes in operating assets and liabilities:
Other current assets	-	(33)	(33)
Accounts payable	(1)	18,757	18,756
Accrued liabilities and other payable	477,840	52,535	534,355
CASH USED IN OPERATING ACTIVITIES	(136,413)	(47,434)	(160,050)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related parties	64,389	48,492	184,807
Collection of subscription receivable	-	100	100
CASH PROVIDED BY FINANCING ACTIVITIES	64,389	48,592	184,907

NET INCREASE (DECREASE) IN CASH	(72,024)	1,158	24,857
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	$96,881	$95,723	$-
CASH AND CASH EQUIVALENTS AT END OF YEAR	$24,857	$96,881	$24,857

Supplementary Disclosures for Cash Flow Information:
Income taxes paid	$-	$-	$-
Interest paid	$-	$-	$-

The accompanying notes are an integrated part of these consolidated financial statements

LIVING 3D HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND ORGANIZATION

Living 3D Holdings Ltd (“L3D”) was incorporated in the British Virgin Islands (the “BVI”) on June 23, 2008. L3D markets three-dimensional (3D) hardware display devices designed by affiliates and manufactured by third parties. Such products have application in industries where LCD monitors and LED panels are utilized, including location based entertainment, computer monitors, telecommunications, mobile phones and other hand held devices.

L3D has the following wholly owned subsidiaries, Living 3D (Hong Kong) Ltd, 3D Capital Holdings Inc, Columbia College Hollywood International Limited and Living 3D Technology Group Limited. L3D and its subsidiaries are collectively referred to as L3D or the Company. L3D is a development stage company as defined by Accounting Standards Codification 915-15 (ASC 915-15) Accounting and Reporting by Development Stage Enterprises.

On December 8, 2011, L3D entered into a share exchange agreement (the "Share Exchange") with Living 3D Holdings, Inc. (formerly AirWare International Corp and formerly Concrete Casting Incorporated), a company incorporated in the State of Nevada on October 29, 1987. Under the Exchange Agreement Living 3D Holdings, Inc. ("Living 3D" or the “Company”) issued an aggregate of 62,590,880 shares of its common stock to the shareholders of the Company in exchange for all of the issued and outstanding securities of L3D. The Share Exchange closed on December 8, 2011. As a result of the Share Exchange, L3D became the Company's wholly-owned subsidiary.

The transaction has been treated as a recapitalization of L3D and its subsidiaries, with Living 3D (the legal acquirer of L3D and its subsidiaries) considered the accounting acquiree, and L3D whose management took control of Living 3D (the legal acquiree of L3D) considered the accounting acquirer. The Company did not recognize goodwill or any intangible assets in connection with the transaction. All costs related to the transaction are being charged to operations as incurred. The 62,590,880 shares of common stock issued to the shareholders in conjunction with the Share Exchange have been presented as outstanding for all periods. The historical consolidated financial statements include the operations of the accounting acquirer for all periods presented.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	BASIS OF PRESENTATION

The consolidated financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America.

B.	BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of L3D and all its subsidiaries. All material inter-company accounts and transactions have been eliminated in consolidation.

C. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period including allowance for doubtful accounts, inventory provision, income taxes, derivative liability and stock-based compensation. Actual results when ultimately realized could differ from those estimates.

D. CASH AND CASH EQUIVALENTS

The Company considers cash and cash equivalents to include cash on hand and demand deposits with banks with an original maturity of three months or less.

E. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments including cash, other receivables, accounts payable and accrued expenses, approximates their fair value at December 31, 2012 due to the relatively short-term nature of these instruments.

F. REVENUE RECOGNITION

The Company recognizes revenue when the significant risks and rewards of ownership have been transferred to the customer, including factors such as when persuasive evidence of an arrangement exists, delivery or service has performed, the sales price is fixed and determinable, and collectability is probable. The Company recognizes sales when the merchandise is shipped, title has passed to the customers or service is provided, and collectability is reasonably assured.

G. FOREIGN CURRENCY TRANSLATION

For financial reporting purposes, the financial statements of Living 3D Holdings Limited and its subsidiaries, which are prepared in Hong Kong Dollar (“HKD”), are translated into the Company's reporting currency, United States Dollars (“USD”). Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in the owners' equity.

The exchange rates used for the foreign currency translation were as follows (USD$1 = HKD):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2012	7.8	7.8
Year ended December 31, 2011	7.8	7.8

We follow FASB ASC 830-30, “Foreign Currency Translation”, for both the translation and re-measurement of balance sheet and income statement items into U.S. dollars. Resulting translation adjustments are reported as a separate component of accumulated comprehensive income (loss) in stockholders’ equity.

The Group maintains its books and accounting records in Hong Kong Dollars, the Hong Kong Dollars, being the functional currency. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Any translation gains (losses) are recorded in exchange reserve as a component of shareholders’ equity. Income and expenditures are translated at the average exchange rate of the year.

H. INCOME TAXES

Taxes are calculated in accordance with taxation principles currently effective in the Hong Kong. The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

I.  RELATED PARTIES

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

J. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In August 2012, the FASB issued Accounting Standards Update (“ASU”) 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The adoption of ASU 2012-03 is not expected to have a material impact on the Company’s consolidated financial statements.

In October 2012, the FASB issued ASU 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04 ("ASU 2012-04"). The amendments in this update cover a wide range of topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, “Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income” (“ASU 2013-02”). Under ASU 2013-02, an entity is required to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in the financial statements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2013-02 is not expected to have a material impact on the Company’s consolidated financial statements.

K. DEVELOPMENT STAGE

The Company complies with Statement of Financial Accounting Standard ASC 915-15 and the Securities and Exchange Commission Exchange Act 7 for its characterization of the Company as development stage.

NOTE 3 – GOING CONCERN

The Company first generated revenue in 2010 and is still in the early stages of establishing a market for the products it sells. At December 31, 2012, the Company has a working capital deficit and a deficit accumulated in the development stage of $713,028. The Company is primarily funded by Wong Jimmy Kent Lam, the Company’s Chief Executive Officer ("CEO") and principal owner. The Company will have to raise additional capital, including through the sale of equity securities, to support its operation and expansion.

These conditions and uncertainties raise substantial doubt as to the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – RELATED PARTY TRANSACTIONS

The due to related party balance amounted to $184,807 and $120,418 at December 31, 2012 and 2011, respectively, represents advances from Wong Jimmy Kent Lam, the Company’s CEO and principal owner to support the Company’s operation.  Such advances are unsecured and non-interest bearing without terms and maturity.

NOTE 5 – INCOME TAXES

Living 3D Holdings Ltd is registered in BVI and under the current laws of the BVI, is not subject to incomes taxes.

Living 3D (Hong Kong) Ltd is registered in Hong Kong and Hong Kong profits tax is calculated at 16.5% of the estimated assessable profit for the period.

A reconciliation between the income tax computed at the U.S. statutory rate the Company’s provision for income tax is as follows:

	Tax Year
	2012	2011
U.S. statutory rate	34%	34%
Foreign income not recognized in the U.S.	34%	34%
Hong Kong corporate income tax rate	16.50%	16.50%
Net loss not subject to income tax	16.50%	16.50%
Provision for income tax	0%	0%

Accounting for Uncertainty in Income Taxes

The company adopted the provisions of Accounting for Uncertainty in Income Taxes. The provision clarify the accounting for uncertainty in income taxes recognized in an Enterprise’s financial statements in accordance with the standard “Accounting for Income Taxes,”, and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provisions of Accounting for Uncertainty in Income Taxes also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The company has evaluated and concluded that there are no significant uncertain tax positions required recognition in its financial statement.

The company may from time to time be assessed interest or penalties by major tax jurisdictions. In the event it receives an assessment for interest and/or penalties, it will be classified in the financial statements as tax expense.

NOTE 6: SUBSEQUENT EVENTS

Management has evaluated subsequent events, and the impact on the reported results and disclosures and determined that there have not been any events that would require to be reflected in the consolidated financial statements or the notes.